EXHIBIT 99.1

Chevron Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevron.com
News Release
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR THIRD QUARTER 2008
          SAN RAMON, Calif., October 9, 2008 – Chevron Corporation (NYSE:CVX) today reported in its interim update that it expects third quarter 2008 earnings to exceed those of 2008’s second quarter. Downstream results are expected to improve significantly compared with the second quarter. Upstream earnings are expected to decline between quarters, in part due to the effect of September hurricanes, as well as lower commodity prices.
          Basis for Comparison in Interim Update
          The interim update contains certain industry and company operating data for the third quarter 2008. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on October 31, 2008. The reader should not place undue reliance on this data.
          Unless noted otherwise, all commentary is based on two months of the third quarter 2008 vs. full second quarter 2008 results.
UPSTREAM - EXPLORATION AND PRODUCTION
          The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2007		2008
						3Q thru	3Q thru
		3Q	4Q	1Q	2Q	Aug	Sep
U.S. Upstream
Net Production:
Liquids	MBD	458	451	437	438	435	n/a
Natural Gas	MMCFD	1,695	1,675	1,666	1,588	1,559	n/a
Total Oil-Equivalent	MBOED	741	730	715	702	695	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	75.25	90.58	97.84	123.78	125.27	118.25
Avg. Midway Sunset Posted Price	$/Bbl	65.43	79.13	85.50	111.25	112.09	105.54
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	6.16	6.97	8.02	10.94	11.17	10.25
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	5.68	6.34	7.61	9.82	10.39	9.32
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	2.83	3.33	6.87	8.41	7.89	5.80

Average Realizations:
Crude	$/Bbl	68.70	81.57	89.63	113.97	119.20	n/a
Liquids	$/Bbl	66.53	79.04	86.63	108.67	113.64	n/a
Natural Gas	$/MCF	5.43	6.08	7.55	9.84	9.53	n/a

International Upstream
Net Production:
Liquids	MBD	1,274	1,297	1,228	1,207	1,139	n/a
Natural Gas	MMCFD	3,288	3,408	3,768	3,621	3,619	n/a
Mined Bitumen	MBD	28	18	28	24	26	n/a
Total Oil Equivalent — incl. Mined Bitumen	MBOED	1,850	1,883	1,884	1,835	1,768	n/a

Pricing:
Avg. Brent Spot Price	$/Bbl	74.70	89.00	98.32	122.82	124.96	116.65

Average Realizations:
Liquids	$/Bbl	67.11	80.43	86.13	110.44	109.99	n/a
Natural Gas	$/MCF	3.78	4.32	4.83	5.44	5.29	n/a
          Total U.S. production declined about 1 percent during the first two months of the third quarter. However, hurricanes in the Gulf of Mexico are expected to reduce oil-equivalent production in the United States for the month of September by about 150 thousand barrels per day. International liquids production fell nearly 6 percent in the first two months of the third quarter, primarily due to facilities downtime associated with the expansion project and annual turnaround activities at the Tengiz Field in Kazakhstan. The Tengiz Field expansion project was completed in late September.
          Directionally, international liquids liftings are expected to be lower in the full third quarter than in the second quarter.
          During the first two months of the third quarter, U.S. crude oil realizations rose more than $5 per barrel to $119.20, while the West Texas Intermediate benchmark price increased about $1.50 per barrel compared to the second quarter. This difference largely reflects Gulf of Mexico production that is priced on a lagged basis. International liquids unit realizations in July and August declined slightly from the second quarter. U.S. natural gas realizations decreased $0.31 to $9.53 per thousand cubic feet during the first two
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months of the third quarter, while international natural gas realizations fell $0.15 to $5.29 per thousand cubic feet. Worldwide realizations for crude oil and natural gas in September 2008 are expected to be lower than those of July and August.
          In addition to hurricane-related production curtailments, third quarter results will also include an estimated $400 million in charges for incremental costs to abandon toppled platforms, asset write-offs, and initial expenses associated with the repair of facilities. Preliminary projections suggest that approximately 5 MBD of oil-equivalent production will be permanently shut-in as a result of facilities damage from the September hurricanes.
          Partly offsetting these costs are gains of roughly $350 million on the sale of the company’s 9.2% interest in the K2 development, along with other asset sales in the Gulf of Mexico.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
          The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2007		2008
						3Q thru	3Q thru
		3Q	4Q	1Q	2Q	Aug	Sep
Downstream
Market Indicators:	$/Bbl
Refining Margins
US West Coast — Blended 5-3-1-1		19.57	22.49	20.39	27.70	18.63	20.04
US Gulf Coast — Maya 5-3-1-1		25.16	23.42	26.35	35.89	22.99	28.25
Singapore — Dubai 3-1-1-1		5.84	7.33	6.64	8.73	5.52	6.89
N.W. Europe — Brent 3-1-1-1		0.06	1.27	0.41	2.57	4.84	5.52
Marketing Margins
U.S. West — Weighted DTW to Spot		3.79	3.96	2.83	1.18	10.04	8.80
U.S. East — Houston Mogas Rack to Spot		3.83	3.58	3.16	2.69	5.08	1.99
Asia-Pacific / Middle East / Africa		3.79	2.67	3.32	1.85	5.15	n/a
United Kingdom		6.19	3.84	3.88	5.26	6.81	n/a
Latin America		6.13	7.41	7.06	9.07	7.11	n/a

Actual Volumes:
U.S. Refinery Input	MBD	799	838	894	816	932	n/a
Int’l Refinery Input	MBD	1,043	1,030	967	952	992	n/a
U.S. Branded Mogas Sales	MBD	645	620	601	596	601	n/a
          Downstream earnings are expected to rebound significantly from the loss incurred in the second quarter. This projected improvement is primarily due to the following factors:
• Lower crude prices. From the start to the end of the third quarter, WTI crude prices decreased $39 per barrel. This significant decline in crude prices is projected to improve third quarter earnings, primarily due to impacts on provisionally priced crudes and derivative gains.
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• Less refinery downtime. During the second quarter, the Pascagoula, Mississippi, refinery was down for scheduled maintenance while the company’s refinery at Pembroke, United Kingdom, experienced unplanned downtime. The company’s global refinery system had minimal downtime during the third quarter.
          Refining and marketing indicator margins were mixed comparing the full third quarter with the second quarter, as shown in the table above.
CHEMICALS

		2007		2008
						3Q thru	3Q thru
		3Q	4Q	1Q	2Q	Aug	Sep
Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		11.46	9.83	10.80	10.97	17.06	18.09
HDPE Industry Contract Sales Margin		14.43	13.63	14.86	14.67	22.83	23.10
Styrene Industry Contract Sales Margin		11.56	10.70	11.57	11.30	13.17	13.94
Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
          In the Chemicals segment, improved indicator margins are expected to be partly offset by adverse September hurricane effects.
ALL OTHER
          The company’s guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $300 million. Due to the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range.
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NOTICE
Chevron’s discussion of third quarter 2008 earnings with security analysts will take place on Friday, October 31, 2008, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Investor Relations Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE
PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 and 33 of the company’s 2007 Annual Report on Form 10-K/A. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.